Exhibit 10.2

AMENDMENT NO. 2 TO THE EMPLOYMENT LETTER AGREEMENT BETWEEN

JOHN KIMBLE AND JAKKS PACIFIC CORP.

THIS AMENDMENT NO. 2 TO THE to an employment letter agreement dated November 18, 2019 is entered into as of October 25, 2022 by and between John Kimble, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”). The Company and Executive are sometimes referred to herein, each a "Party" and, collectively, the "Parties."

W I T N E S SE TH:

WHEREAS, Executive is currently employed by the Company pursuant to that certain employment letter agreement dated November 18, 2019 (the “2019 Employment Agreement”), between Executive and the Company, as amended by the First Amendment dated February 18, 2021 (the "February 2022 Amendment"); (the 2019 Employment Agreement, together with and as amended by the February 2022 Amendment, the "Amended Employment Agreement"); and

WHEREAS the Parties desire to further amend the terms of the Amended Employment Agreement on the terms and subject to the conditions set forth in this Amendment No. 2 (the Amended Employment Agreement, as amended by this Amendment No. 2, referred to as the "Employment Agreement").

NOW THEREFORE, in consideration of the premises and the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, pursuant to Section 21 of the 2010 Amended and Restated Employment Agreement and subject to the terms and conditions set forth herein, agree as follows:

1.         Definitions. All references in the Amended Employment Agreement to "this Agreement" shall be deemed to refer to the Employment Agreement (including as amended by this Amendment). Capitalized terms not defined herein shall have the meanings set forth for such terms in the Amended Employment Agreement.

2.         Amendments. The Parties hereby agree that, effective upon the Effective Date, the Amended Employment Agreement shall be deemed to be further amended as follows:

(a)         Section 2 of the February 2022 Amendment is amended by deleting the current provision in its entirety and inserting, in lieu thereof, the following:

"2. (a) Term. The term of this Agreement shall commence as of the date hereof and the term of this Agreement and Executive's employment hereunder shall end on December 31, 2026, subject to earlier termination upon the terms and conditions provided elsewhere herein (the "Term"). As used herein, "Termination Date" shall mean the last day of the Term. "

(b) Grant of Restricted Stock Units. In consideration for Executive’s agreement to extend the Term of his employment through December 31, 2026, the Executive is hereby granted 41,988 Restricted Stock Units, which shall vest in two equal installments of 20,994 each on October 25, 2025 and October 25, 2026 (provided that Executive remains employed by the Company on such date(s), as applicable.)

(b)         Section 3(b) of the February 2022 Amendment is amended to provide as follows:

(e).         Performance Bonus Opportunity for Fiscal Years 2023, 2024, 2025 and 2026. For the fiscal years commencing on January 1, 2023, January 1, 2024, January 1, 2025 and January 1, 2026 Executive shall be eligible to receive a performance-based bonus award in a range between Twenty-Five percent (25%) and Two Hundred percent (200%) of the Base Salary, based upon the level of EBITDA (defined below) achieved by the Company for such fiscal year prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board (each an "EBITDA Target Amount''), as determined by the Compensation Committee, and subject to the terms and conditions set forth herein (the “Additional Performance Bonus").

The Company's EBITDA has the same meaning as defined in Term Loan Facility Credit Agreement, dated as of June 2, 2021, by and among BSP Agency LLC, Benefit Street Partners L.L.C., the Financial Institutions party thereto, the Company, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., and Moose Mountain Marketing, Inc. The Compensation Committee shall determine the EBITDA Target Amounts for fiscal years 2023, 2024, 2025 and 2026 during the first fiscal quarter of each such fiscal year, prior to deduction of bonus expenses and one-time nonrecurring costs for initiatives approved by the Board, and the amount of the Additional Performance Bonus for each such fiscal year shall be calculated according to five separate tranches in the manner utilized for calculation of the 2021 Performance Bonus, with the amount of the EBITDA target for each tranche determined by the Compensation Committee in its good faith discretion, as follows::

A.         If the EBITDA Target Amount is less than a minimum EBITDA amount, no Additional Performance Bonus shall be paid for such fiscal year.

B.         If the EBITDA Target Amount equals the minimum EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to Twenty-Five Percent (25%) of the Base Salary for such fiscal year.

C.         If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to One Hundred Percent (100%) of the Base Salary for such fiscal year.

D.         If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to One Hundred and Fifty Percent (150%) of the Base Salary for such fiscal year or

E.         If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to Two Hundred Percent (200%) of the Base Salary for such fiscal year.

To the extent that EBITDA exceeds the minimum EBITDA Target Amount, but falls between two EBITDA Target Amounts set forth in Sections 3(e) B. through E. above, the amount of the Additional Performance Bonus shall be determined by the Compensation Committee through linear interpolation. For the avoidance of doubt, the calculation of any Additional Performance Bonus shall be based upon only the highest EBITDA Target Amount achieved by the Company for the applicable fiscal year and shall not be a cumulative amount.

The Company shall pay any Additional Performance Bonus due Executive hereunder in cash, subject to any required tax withholding, not later than twenty-one (21) business days following the date on which the Auditors final report on the Company's financial statements for such fiscal year is issued and delivered to the Company and in any event not later than April 30 of the calendar year next succeeding such fiscal year (the "Additional Performance Bonus Award Date"). Except as otherwise provided herein, Executive must be employed on the Additional Performance Bonus Award Date to be eligible to receive the Additional Performance Bonus for the applicable fiscal year, or any portion thereof, for such fiscal year.

(c)         Section 3 of the of the February 2022 Amendment is amended by adding a new Section 3(e), to provide as follows:

(f)         Pursuant to and subject to the terms of the Plan, the Company shall, to the extent shares are available for award under the Plan, issue to Executive on each of the first business days of 2023, 2024, 2025 and 2026 (provided that Executive remains employed by the Company on such date(s), as applicable) that number of Restricted Stock Units covering shares of the Company’s common stock that are equal to the lesser of (A) an amount in value (based on the closing price of a share of the Company's common stock on the last trading day immediately preceding the first business day of 2023, 2024, 2025 and 2026, as the case may be) equal to 150% of Executive’s Base Salary in effect on January 1,2023, January 1,2024, January 1,2025, or January 1, 2026, as the case may be,, or (B) 1.5% of common shares outstanding of the Company, which shall vest as set forth below in Section .(c). (iii); provided that no such award under (A) or (B) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Plan as of such date; and provided. further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan.

(iii)         Granted Restricted Stock Units will vest in three equal installments on each anniversary of grant.

(d)         The Employment Agreement is further amended by modifying the provisions of the 2019 Employment Agreement entitled “Car Allowance” to provide for a car allowance of $1,500.00 per month, less applicable tax withholding, payable semi-monthly, will be provided to Executive in lieu of mileage reimbursement.

3.         Ratification; Effect of Amendment. Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Amended Employment Agreement, all of which are ratified and confirmed in all respects by the Parties and shall continue in full force and effect. Each reference to the Employment Agreement or Amended Employment Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Employment Agreement, as amended and modified hereby.

4.         Miscellaneous.

(a)         This Amendment shall be governed and construed as to its validity, interpretation, and effect by the laws of the State of California, without reference to its conflicts of laws provisions.

(b)         The Section captions herein are for convenience of reference only, do not constitute part of this Amendment and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)         Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Amendment.

(d)         This Amendment and the documents referenced herein, constitute the entire agreement among the Parties with respect to this amendment of the Amended Employment Agreement and supersede all prior agreements, negotiations, drafts, and understandings among the Parties with respect to such subject matter. This Amendment can only be changed or modified pursuant to a written instrument referring explicitly hereto, and duly executed by each of the Parties.

(e)         This Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first written above.

THE COMPANY:

JAKKS PACIFIC, INC.

By: /s/STEPHEN G. BERMAN

Name: Stephen G. Berman

Title:          CEO

EXECUTIVE:

/s/JOHN KIMBLE

Name:          John Kimble